Exhibit 99.1

Post Office Box 1227 Mount Airy, North Carolina 27030 Telephone: (336) 783-3900 Fax: (336) 789-3687 Email: surreybank@surreybank.com

For Immediate Release	For additional information, please contact
February 19, 2009	Ted Ashby, CEO, or Mark Towe, CFO
(336) 783-3900

Surrey Bancorp Reports 2008 Earnings of $1,514,565

MOUNT AIRY, NC - Surrey Bancorp (OTC Bulletin Board: SRYB), the holding company for Surrey Bank & Trust, today reported earnings for the fourth quarter of 2008 and the full year.

For the fourth quarter of 2008, net income totaled $218,696 or $0.06 per fully diluted share, compared with $566,706, or $.16 per fully diluted common share earned during the fourth quarter of 2007.

For the year ended December 31, 2008, the Company reported net income of $1,514,565, or $0.42 per fully diluted share. This represents a 45.6 percent decrease in profitability from year-end 2007, when the Company reported earnings of $2,785,206 or $0.78 per fully diluted share. The decline in earnings was primarily attributable to a 19.3 percent decline in the company’s net interest income, a reduction of approximately $1,654,000 from the previous year. “The sharp decline in interest rates during 2008 lowered revenues on our loan portfolio by a greater percentage than our deposit costs due to the high level of competition for retail deposits,” said Ted Ashby, President and CEO.

Non-interest income decreased 4.6 percent to $2,498,111, from the $2,617,933 reported as of December 31, 2007. The reduction in non-interest income was caused by lower fee income generated from the sale of one-to-four family mortgage loans and government guaranteed commercial loans. Non-interest expenses increased to $6,279,386. This represents a 2.6 percent change from the $6,119,970 reported at year-end 2007.

Total assets were $204,178,015 as of December 31, 2008, a decrease of 3.2 percent from the $210,957,373 reported as of December 31, 2007. Total deposits were $163,747,112 at year-end 2008, a 4.3 percent decrease from the $171,180,232 reported at the end of 2007. Net loans increased 3.4 percent to $172,080,251, compared to $166,456,800 at the end of the 2007.

Loan loss reserves were $3,365,370 or 1.92 percent of total loans as of December 31, 2008.Asset quality declined slightly in response to the weakening economy. Delinquency levels and loan losses are in line with industry averages. Non-performing assets represent 0.29 percent of total assets at December 31, 2008, compared to 0.21 percent on that date in 2007.

About Surrey Bancorp

Surrey Bancorp is the bank holding company for Surrey Bank & Trust (the “Bank”) and is located at 145 North Renfro Street, Mount Airy, North Carolina. The Bank operates full service branch offices at 145 North Renfro Street, 1280 West Pine Street and 2050 Rockford Street in Mount Airy. Full-service branch offices are also located at 653 South Key Street in Pilot Mountain, North Carolina, and 940 Woodland Drive in Stuart, Virginia.

Surrey Bank & Trust is engaged in the sale of insurance through its wholly-owned subsidiary, SB&T Insurance, located at 199 North Renfro Street in Mount Airy. The Bank also owns Surrey Investment Services, Inc., which provides full-service brokerage and investment advice through an association with UVest Financial Services, and Freedom Finance, LLC, a sales finance company located at 165 North Renfro Street in Mount Airy.

Surrey Bank & Trust can be found online at www.surreybank.com.

Non-GAAP Financial Measures

This report refers to the overhead efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income and non-interest income. This is a non-GAAP financial measure that we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently. Such information is not in accordance with generally accepted accounting principles in the United States (GAAP) and should not be construed as such. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information not be viewed as a substitute for GAAP. Surrey Bancorp, in referring to its net income, is referring to income under GAAP.

Forward Looking Statements

Information in this press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Surrey Bancorp’s recent filings with the Securities and Exchange Commission, included but not limited to its Annual Report on Form 10-K and its other periodic reports.

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	December 31 2008	December 31 2007
	(unaudited)
Total assets	$204,178	$210,957
Total loans	175,446	169,238
Investments	19,912	31,761
Deposits	163,747	171,180
Borrowed funds	12,440	14,656
Stockholders’ equity	24,383	22,983
Non-performing assets to total assets	0.29%	0.21%
Loans past due more than 90 days to total loans	0.02%	0.03%
Allowance for loan losses to total loans	1.92%	1.64%
Book value per common share	$6.87	$6.44
Tier I Capital ratio	13.49%	13.24%
Total Risk Based Capital ratio	14.75%	14.49%

SURREY BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Dollars in thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2008	2007	2008	2007
Interest income	$2,820	$3,775	$12,356	$15,024
Interest expense	1,160	1,676	5,436	6,450
Net interest income	1,660	2,099	6,920	8,574
Provision for loan losses	402	293	800	718
Net interest income after provision for loan losses	1,258	1,806	6,120	7,856
Noninterest income	756	722	2,498	2,618
Noninterest expense	1,621	1,583	6,279	6,120
Net income before taxes	393	945	2,339	4,354
Provision for income taxes	174	378	825	1,569
Net income	219	567	1,514	2,785
Preferred stock dividend declared	30	30	119	119
Net income available to common shareholders	$189	$537	$1,395	$2,666
Basic net income per share	$0.06	$0.17	$0.44	$0.85
Diluted net income per share	$0.06	$0.16	$0.42	$0.78
Return on average total assets *	0.43%	1.10%	0.74%	1.41%
Return on average total equity *	3.59%	9.77%	6.36%	12.60%
Yield on average interest earning assets	6.37%	8.10%	6.37%	7.99%
Cost of funds	2.92%	3.75%	3.06%	3.72%
Net yield on average interest earning assets	3.69%	4.65%	3.57%	4.56%
Overhead efficiency ratio	67.10%	56.10%	66.67%	54.68%
Net charge-offs/average loans	0.05%	0.09%	0.13%	0.21%

*	annualized for all periods presented

###